PRESS RELEASE
FOR RELEASE NOVEMBER 4, 2011 AT 4:45 p.m.

For More Information Contact
Thomas K. Sterner
(410) 539-1313
Fraternity Community Bancorp, Inc.

FRATERNITY COMMUNITY BANCORP, INC. REPORTS RESULTS FOR
THE QUARTER ENDED SEPTEMBER 30, 2011

    Fraternity Community Bancorp, Inc. (OTCBB:FRTR), the holding company for Fraternity Federal Savings and Loan Association, today announced that it realized a net loss of $7,200 for the quarter ended September 30, 2011, as compared to a net loss of $160,500 for the same quarter in 2010. The decrease in net loss between the periods was primarily due to a decline in provision for loan losses of $293,200.  For the nine month period ended September 30, 2011, a net loss of $64,200 was reported, as compared to a net loss of $571,800 for the same period in 2010. The decrease in net loss between the periods was primarily due to a decline in provision for loan losses of $1,097,400.

  At September 30, 2011 assets increased by $9.1 million to $178.8 million from $169.7 million at December 31, 2010. This increase was funded by the proceeds from the Company’s stock conversion and offering which was completed on March 31, 2011. Also, at September 30, 2011 loans receivable, net decreased $1.5 million to $109.0 million from $110.5 million at December 31, 2010 as the Company continued to reduce its reliance on long-term, fixed rate loans and as a result of weak loan demand. At September 30, 2011 non-performing assets were $3.5 million, or 1.93% of assets, compared to $2.7 million, or 1.58% of assets, at December 31, 2010. Included in the $3.5 million of non-performing assets as of September 30, 2011, were a $1.6 million speculative construction loan on a residential property where the builder has declared bankruptcy, a $194,000 lot loan to the same builder, four troubled debt restructured loans totaling $1.3 million, two home equity lines of credit totaling $94,000, and five 1-4 family residential loans for $297,000. During the nine months ended September 30, 2011 the Company was able to dispose of its other real estate owned totaling $2.0 million as of December 31, 2010 at a gain of $10,000. The Company’s allowance for loan and lease losses totaled $1,250,000, or 1.13% of total loans, at September 30, 2011 as compared to $1,104,500, or .96% of total loans, at September 30, 2010.

The Company’s consolidated tangible equity was $30.0 million at September 30, 2011 compared to $16.0 million at December 31, 2010. The increase was due to the Company’s conversion and stock offering completed on March 31, 2011. From a regulatory perspective, the bank remains well capitalized with a tier one leverage ratio, tier one risk based capital ratio and total risk based capital ratio of 13.20%, 26.59% and 27.84%, respectively, as compared to 9.51%, 17.78% and 19.03%, respectively for the same measures as of December 31, 2010.

 Fraternity Community Bancorp, Inc. is the holding company for Fraternity Federal Savings and Loan Association, founded in 1913. The Bank is a community-oriented financial institution, dedicated to serving the financial service needs of customers and businesses within its market area, which consists of Baltimore City and Baltimore, Carroll and Howard Counties in Maryland.

FORWARD-LOOKING STATEMENTS

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

FRATERNITY COMMUNITY BANCORP, INC.
BALANCE SHEETS

	(Unaudited)
	September 30, 2011	December 31, 2010
ASSETS	(in thousands)	(in thousands)

Cash and due from banks	$997	$4,490
Interest-bearing deposits in other banks	23,403	21,392
Investment Securities	36,064	21,366
Loans, Net	109,016	110,492
Other Real Estate Owned	0	2,016
Other Assets	9,307	9,903
Total Assets	$178,787	$169,659

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$124,760	$129,995
Advances from the Federal Home Loan Bank	22,500	22,583
Advances by borrowers for taxes and insurance	959	663
Other Liabilities	525	432
Total Liabilities	148,744	153,673
Stockholders' Equity	30,043	15,986
Total Liabilities & Stockholders' Equity	$178,787	$169,659

STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	For the Nine Months Ended
	Sept 30, 2011	Sept 30, 2010	Sept 30, 2011	Sept 30, 2010
	(in thousands)	(in thousands)	(in thousands)	(in thousands)

Interest Income
Loans	1,443	1,638	4,371	4,994
Investment securities	275	172	745	637
Other	10	12	34	40
Total Interest Income	1,728	1,822	5,150	5,671

Interest Expense
Deposits	575	730	1,866	2,240
Borrowings	226	227	670	675
Total Interest Expense	801	957	2,536	2,915

Net Interest Income	927	865	2,614	2,756

Provision for Loan Losses	6	300	67	1,164

Net Interest Income
after Provision for Loan Losses	921	565	2,547	1,592

Noninterest Income	132	130	291	441
Noninterest Expense	1,088	987	3,024	3,053

Net Earnings Before Income Taxes	(35)	(292)	(186)	(1,020)

Income Tax Expense (Benefit)	(28)	(131)	(122)	(448)

Net Earnings	(7)	(161)	(64)	(572)